LAS VEGAS, August 6, 2010 /PRNewswire-FirstCall/ -- Crown Equity Holdings Inc. (the "Company") (OTC Bulletin Board:CRWE.ob - News) is pleased to report its financial information for the 6 month period ending June 30, 2010. Revenue for the six months totaled $678,988 compared to $84,357 during the same period in 2009. The Company incurred an operating loss of $26,739 for the six months ending June 30, 2010 compared to an operating loss of $245,796 during the same period in 2009.   The Company incurred a net loss of $201,658 for the six months ending June 30, 2010 compared to a net loss of $255,006 for the same period in 2009.  The net loss in 2010 was due primarily to an unrealized loss of $169,195 on securities held by the Company.

"We are pleased with the continued progress during the last six months compared to the same period in the previous year," commented Kenneth Bosket, President and CEO of Crown Equity Holdings, Inc.  "Not only do our financial results show strong growth during this year but we continue to build our internal structure to support future growth," stated Bosket.

Crown Equity Holdings, Inc. has increased its workforce to a total of 35, compared to this time last year when the headcount was, a 580% increase in personnel. This is in addition to the ten contractors recently hired in Pakistan.

The company has also expanded its Internet footprint internationally to include the following 20 countries; Argentina, Australia, Brazil, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Korea, Mexico, New Zealand, Singapore, Spain, Taiwan and the UK.

About Crown Equity Holdings, Inc.

Crown Equity Holdings, Inc. is a consulting organization which provides and assists small business owners with the knowledge required in taking their company public, and has re-focused its primary vision with its aligned group of independent website divisions to providing media advertising services, as a worldwide online media advertising publisher, dedicated to the distribution of quality branding information, as well as search engine optimization for its clients.

For more information, go to: www.crownequityholdings.com.

Forward-Looking Statements: This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements and/or Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Risks and uncertainties applicable to the company and its business could cause the company's actual results to differ materially from those indicated in any forward-looking statements.